Filed pursuant to Rule 424(b)5
Registration No. 333-136666

This preliminary pricing supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. We may not sell these securities until we deliver a final pricing supplement. This preliminary pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where such an offer or sale would not be permitted.

Subject to Completion, dated November 10, 2006
PRICING SUPPLEMENT
(To Prospectus Dated August 16, 2006 and
Prospectus Supplement Dated August 16, 2006)

The Bear Stearns Companies Inc.

$ [__] Accelerated Market Participation Securities
Linked to the ISE-CCM Homeland Security Index, Due May [__], 2008

•
The Notes are linked to the performance of the ISE-CCM Homeland Security Index (the “Index”) and are not principal protected. When we refer to Notes in this pricing supplement, we mean Notes with a principal amount of $1,000. On the Maturity Date you will receive the Cash Settlement Value, an amount in cash that depends upon the relation of the Final Index Level to the Initial Index Level.

•	If, at maturity, the Final Index Level is greater than or equal to the Initial Index Level, we will pay you the principal amount of the Notes, plus the lesser of:

•	150.00% of the percentage increase in the Index multiplied by the principal amount of the Notes, and

•	[20.00-22.00]% (the maximum return on the Notes) multiplied by the principal amount of the Notes.

Thus, if the Final Index Level is greater than [113.3333-114.6667]% of the Initial Index Level, regardless of the extent to which the Final Index Level is greater than the Initial Index Level, we will pay you $[1,200.00-1,220.00] per Note, which represents a maximum return of [20.00-22.00]%.

•
If, at maturity, the Final Index Level is less than the Initial Index Level, you will receive less, and possibly significantly less, than the principal you invested. In this case, we will pay you, per Note:

•	$1,000 multiplied by an amount, in percentage terms, equal to the Final Index Level divided by the Initial Index Level.

•	The CUSIP number for the Notes is [073928S20].

INVESTMENT IN THE NOTES INVOLVES CERTAIN RISKS. THERE MAY NOT BE A SECONDARY MARKET IN THE NOTES, AND IF THERE WERE TO BE A SECONDARY MARKET, IT MAY NOT BE LIQUID. YOU SHOULD REFER TO “RISK FACTORS” BEGINNING ON PAGE PS-9.

[“ISE” and “HSX”] are trademarks of the International Securities Exchange (“ISE”) and have been licensed for use for certain purposes by The Bear Stearns Companies Inc. The Notes are not sponsored, endorsed, sold or promoted by the ISE, and the ISE makes no representation regarding the advisability of investing in the Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement, or the accompanying prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Note	Total
Initial public offering price	[100.00]%	$[__]
Agent’s discount	[__]%	$[__]
Proceeds, before expenses, to us	[__]%	$[__]

Any additional reissuances will be offered at a price to be determined at the time of pricing of each offering of Notes, which will be a function of the prevailing market conditions and Index Level at the time of the relevant sale.

We may grant Bear, Stearns & Co. Inc. a 30-day option from the date of this pricing supplement to purchase from us up to an additional $[__] of Notes at the public offering price to cover any over-allotments.

We expect that the Notes will be ready for delivery in book-entry form only through the book-entry facilities of The Depository Trust Company in New York, New York, on or about November [__], 2006, against payment in immediately available funds. The distribution of the Notes will conform to the requirements set forth in Rule 2720 of the National Association of Securities Dealers, Inc. Conduct Rules.
_______________

Bear, Stearns & Co. Inc.

November [__], 2006

SUMMARY

This summary highlights selected information from the accompanying prospectus and prospectus supplement and this pricing supplement to help you understand the Notes linked to the Index. You should carefully read this entire pricing supplement and the accompanying prospectus supplement and prospectus to fully understand the terms of the Notes, as well as certain tax and other considerations that are important to you in making a decision about whether to invest in the Notes. You should carefully review the section “Risk Factors” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement which highlight a number of significant risks, to determine whether an investment in the Notes is appropriate for you. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying prospectus supplement and prospectus. If information in this pricing supplement is inconsistent with the prospectus or prospectus supplement, this pricing supplement will supersede those documents. In this pricing supplement, the terms “Company,” “we,” “us” and “our” refer only to The Bear Stearns Companies Inc. excluding its consolidated subsidiaries.

The Bear Stearns Companies Inc. Medium-Term Notes, Series B, Accelerated Market Participation Securities (“AMPS”), Linked to the ISE-CCM Homeland Security Index (the “Index”), due May [__], 2008 (the “Notes”) are Notes whose return is tied or “linked” to the performance of the Index. When we refer to Note or Notes in this pricing supplement, we mean $1,000 principal amount of Notes. The Notes are not principal protected. On the Maturity Date you will receive the Cash Settlement Value, an amount in cash that depends upon the relation of the Final Index Level to the Initial Index Level. If, at maturity, the Final Index Level is greater than or equal to the Initial Index Level, we will pay you the principal amount of the Notes, plus the lesser of (i) 150.00% of the percentage increase in the Index multiplied by the principal amount of the Notes, and (ii) [20.00-22.00]% (the maximum return on the Notes) multiplied by the principal amount of the Notes. Thus, if the Final Index Level is greater than [113.3333-114.6667]% of the Initial Index Level, regardless of the extent to which the Final Index Level is greater than the Initial Index Level, we will pay you $[1,200.00-1,220.00] per Note, which represents a maximum return of [20.00-22.00]%. If, at maturity, the Final Index Level is less than the Initial Index Level, you will receive less, and possibly significantly less, than the original public offering price of $1,000 per each $1,000 principal amount of Notes. In this case, we will pay you $1,000 multiplied by an amount, in percentage terms, equal to the Final Index Level divided by the Initial Index Level.

Selected Investment Considerations

•	Growth potential—The return, if any, on the Notes is based upon whether the Final Index Level is greater than or equal to the Initial Index Level.

•
Potential leverage in the increase, if any, in the Index—The Notes may be an attractive investment for investors who have a bullish view of the Index in the short-term. If held to maturity, the Notes allow you to participate in 150.00% of the potential increase in the Index, not to exceed the maximum return of [20.00-22.00]%, representing a [13.3333-14.6667]% increase in the Initial Index Level.

•	Diversification—Because the Index attempts to track the Homeland Security Sector of the U.S. security markets, the Notes may allow you to diversify an existing portfolio.

•
Taxes—The U.S. federal income tax consequences of an investment in the Notes are complex and uncertain. We intend to treat the Notes for all tax purposes as pre-paid cash-settled forward contracts linked to the value of the Index and, where required, to file information returns with the Internal Revenue Service in accordance with such treatment. Prospective investors are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes. Assuming the Notes are treated as pre-paid cash-settled forward contracts, you should be required to recognize capital gain or loss to the extent that the cash you receive on the Maturity Date or upon a sale or exchange of the Notes prior to the Maturity Date differs from your tax basis on the Notes (which will generally be the amount you paid for the Notes).

Selected Risk Considerations

•
Possible loss of principal—The Notes are not principal protected. If the Final Index Level is less than the Initial Index Level, there will be no principal protection on the Notes and the Cash Settlement Value you will receive will be less than the initial offering price in proportion to the percentage decline in the Index. In that case, you will receive less, and possibly significantly less, than the original public offering price of $1,000.

•
Maximum return of [20.00-22.00]%—You will not receive more than the maximum return of [20.00-22.00]% at maturity. Because the maximum return on the Notes is [20.00-22.00]%, the maximum Cash Settlement Value is $[1,200.00-1,220.00]. Therefore, the Cash Settlement Value will not reflect the increase in the value of the Notes if the Initial Index Level increases by more than [13.3333-14.6667]%.

•
No current income — We will not pay any interest on the Notes. The yield on the Notes therefore may be less than the overall return you would earn if you purchased a conventional debt security at the same time and with the same maturity.

•
No dividend or other payments—You will not receive any dividend payments or other distributions on the stocks underlying the Index, nor will such payments be included in the calculation of the Cash Settlement Value you will receive at maturity.

•
Not exchange listed—The Notes will not be listed on any securities exchange and we do not expect a trading market to develop, which may affect the price that you receive for your Notes upon any sale prior to maturity.

•
The Notes are subject to equity market risks — Equity securities are susceptible to general equity market fluctuations and to volatile increases and decreases in value. Performance of the equity securities comprising the Index (each, a “Component”) may be affected by a variety of factors, including the occurrence or non-occurrence of terrorist attacks or any change in spending by the Department of Homeland Security, other state or federal agencies or the private sector on domestic security and the prevention of terrorist attacks. The Components are not equally weighted and may not move in tandem. Increases in one or more Components therefore may be offset by decreases in one or more other Components.

•
Liquidity—Because the Notes will not be listed on any securities exchange, we do not expect a trading market to develop, and, if such a market were to develop, it may not be liquid. Our subsidiary, Bear, Stearns & Co. Inc. (“Bear Stearns”) has advised us that they intend under ordinary market conditions to indicate prices for the Notes on request. However, we cannot guarantee that bids for outstanding Notes will be made in the future; nor can we predict the price at which those bids will be made. In any event, Notes will cease trading as of the close of business on the Maturity Date.

KEY TERMS

Issuer:	The Bear Stearns Companies Inc.

Index:	ISE-CCM Homeland Security Index (ticker “HSX”), as published by ISE (the “Sponsor”).

Face amount:
Each Note will be issued in minimum denominations of $1,000 and $1,000 multiples thereafter; provided, however, that the minimum purchase for any purchaser domiciled in a Member state of the European Economic Area shall be $100,000. The aggregate principal amount of the Notes being offered is $[__]. When we refer to Note or Notes in this pricing supplement, we mean Notes with a principal amount of $1,000.

Further issuances:
Under certain limited circumstances, and at our sole discretion, we may offer further issuances of the Notes. These further issuances, if any, will be consolidated to form a single series with the Notes and will have the same CUSIP number and will trade interchangeably with the Notes immediately upon settlement.

Cash Settlement Value:
On the Maturity Date you will receive the Cash Settlement Value, an amount in cash that depends upon the relation of the Final Index Level to the Initial Index Level. If, on the Calculation Date, the Final Index Level is greater than or equal to the Initial Index Level, we will pay you the principal amount of the Notes, plus the lesser of:

, and

$[200.00-220.00].

Thus, if the Final Index Level is greater than [113.3333-114.6667]% of the Initial Index Level, regardless of the extent to which the Final Index Level is greater than the Initial Index Level, we will pay you $[1,200.00-1,220.00] per Note, which represents a maximum return of [20.00-22.00]%.

If, on the Calculation Date, the Final Index Level is less than the Initial Index Level, you will receive less, and possibly significantly less, than the principal you invested. In this case, we will pay you, per Note:

Interest:	The Notes will not bear interest.

Index Closing Level:	The closing level of the Index on each Index Business Day.

Initial Index Level:	Equals [__], the closing level of the Index on November [__], 2006.

Final Index Level:
Will be determined by the Calculation Agent and will equal the closing level of the Index on April [__], 2007, the Calculation Date. If that day is not an Index Business Day, the next Index Business Day will be the Calculation Date.

Maturity Date:	The Notes will mature on May [__], 2008.

Exchange listing:	The Notes will not be listed on any securities exchange.

Index Business Day:
Will be a day, as determined by the Calculation Agent, on which the Index or any Successor Index is calculated and published and on which securities comprising more than 80% of the value of the Index on such day are capable of being traded on the relevant exchanges. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on us and the beneficial owners of the Notes, absent manifest error.

Offers and sales of the Notes are subject to restrictions in certain jurisdictions. The distribution of this pricing supplement, the accompanying prospectus supplement and prospectus and the offer or sale of the Notes in certain other jurisdictions may be restricted by law. Persons who come into possession of this pricing supplement, and the accompanying prospectus supplement and prospectus or any Notes must inform themselves about and observe any applicable restrictions on the distribution of this pricing supplement, the accompanying prospectus supplement and prospectus and the offer and sale of the Notes. Notwithstanding the minimum denomination of $1,000, the minimum purchase for any purchaser domiciled in a member state of the European Economic Area shall be $100,000.

Questions and Answers

What are the Notes?

The Notes are a series of our senior debt securities, the value of which is linked to the performance of the Index. The Notes will not bear interest, and no other payments will be made prior to maturity. See the section “Risk Factors.”

The Notes will mature on May [__], 2008. The Notes do not provide for earlier redemption. When we refer to Notes in this pricing supplement, we mean Notes with a principal amount of $1,000. You should refer to the section “Description of Notes.”

Are the Notes equity or debt securities?

The Notes are our unsecured debt securities. However, the Notes differ from traditional debt securities in that the Notes are not principal protected and offer the opportunity to participate in 150.00% of the positive performance of the Index, if any, with a maximum return of [20.00-22.00]%. If, at maturity, the Final Index Level is less than the Initial Index Level, you will receive less, and possibly significantly less, than the original public offering price of $1,000 per each $1,000 principal amount of Notes.

What will I receive at maturity of the Notes?

Your investment may result in a loss because the Notes are not principal protected. On the Maturity Date you will receive the Cash Settlement Value, an amount in cash that depends upon the relation of the Final Index Level to the Initial Index Level. At maturity, if the Final Index Level is less than the Initial Index Level, the Cash Settlement Value will be less than the initial offering price in proportion to the percentage decline in the Index. In such a case, the principal amount of your investment is not protected and you will receive less, and possibly significantly less, than the initial public offering price of $1,000 per Note.

If, on the Calculation Date, the Final Index Level is greater than or equal to the Initial Index Level, we will pay you the principal amount of the Notes, plus the lesser of:

, and

$[200.00-220.00].

Thus, if the Final Index Level is greater than [113.3333-114.6667]% of the Initial Index Level, regardless of the extent to which the Final Index Level is greater than the Initial Index Level, we will pay you $[1,200.00-1,220.00] per Note, which represents a maximum return of [20.00-22.00]%.

If, on the Calculation Date, the Final Index Level is less than the Initial Index Level, you will receive less, and possibly significantly less, than the principal you invested. In this case, we will pay you, per Note:

The “Index Closing Level” equals the closing level of the Index on each Index Business Day.

The “Initial Index Level” equals [__], the closing level of the Index on November [__], 2006.

The “Final Index Level” will be determined by the Calculation Agent and will equal the closing level of the Index on May [__], 2008, the Calculation Date. If that day is not an Index Business Day, the next Index Business Day will be the Calculation Date.

The “Maturity Date” of the Notes is May [__], 2008.

An “Index Business Day” will be a day, as determined by the Calculation Agent, on which the Index or any Successor Index is calculated and published and on which securities comprising more than 80% of the value of the Index on such day are capable of being traded on their relevant exchanges. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent, and will be conclusive for all purposes and binding on us and the beneficial owners of the Notes, absent manifest error.

For more specific information about the Cash Settlement Value and for illustrative examples, you should refer to “Description of the Notes.”

Will there be additional offerings of the Notes?

Under certain limited circumstances, and at our sole discretion, we may offer further issuances of the Notes. These further issuances, if any, will be consolidated to form a single series with the Notes and will have the same CUSIP number and will trade interchangeably with the Notes immediately upon settlement. Any additional issuance will increase the aggregate principal amount of the outstanding Notes of this series to include the aggregate principal amount of any Notes bearing the same CUSIP number that are issued pursuant to (i) any 30-day option we grant to Bear, Stearns & Co. Inc., and (ii) any future issuances of Notes bearing the same CUSIP number. The price of any additional offerings will be determined at the time of pricing of each offering, which price will be a function of the prevailing market conditions and level of the Index at the time of the relevant sale.

Are the Notes principal protected?

No. The Notes are not principal protected and your principal investment in the Notes is at risk of loss. If the Final Index Level is less than the Initial Index Level, the Cash Settlement Value you will receive will be proportionally less than the initial offering price, in proportion to the percentage decline in the Index. In this case your investment will result in a loss.

Will I receive interest on the Notes?

You will not receive any interest payments on the Notes, but will instead receive the Cash Settlement Value upon maturity of the Notes.

What is the Index?

Unless otherwise stated, all information on the Index that is provided in this pricing supplement is derived from the Sponsor or other publicly available sources. The Index is published by the Sponsor and is intended to track the Homeland Security Sector.

As of November 8, 2006 the Index was comprised of: (i) 25 Components traded on the New York Stock Exchange (“NYSE”) representing 95.89% of the Aggregate Market Value; (ii) four Components representing traded on the American Stock Exchange (“AMEX”), representing 1.86% of the Aggregate Market Value; and (iii) one Component traded on NASDAQ representing 2.36% of the Aggregate Market Value.

The Sponsor has indicated that it chooses companies for inclusion in the Index with the aim of achieving an accurate and pure representation of the performance of securities of companies that are directly involved with Homeland Security (as defined in “the Description of the Index”), either through contractual work with the Department of Homeland Security or other law enforcement-government agencies, or through the provision of products and/or services that meet the needs of Homeland Security. For more information, see the section “Description of the Index.”

How has the Index performed historically?

We have provided tables and graphs depicting the monthly performance of the Index from December 1999 through October 2006. You can find these tables and graphs in the section “Description of the Index - Historical Data on the Index.” We have provided this historical information to help you evaluate the behavior of the Index in various economic environments; however, past performance is not indicative of the manner in which the Index will perform in the future. You should refer to the section “Risk Factors - The historical performance of the Index is not an indication of the future performance of the Index.”

Will the Notes be listed on a securities exchange?

The Notes will not be listed on any securities exchange and we do not expect a trading market to develop, which may affect the price that you receive for your Notes upon any sale prior to maturity. Bear Stearns has advised us that they intend under ordinary market conditions to indicate prices for the Notes on request. However, we cannot guarantee that bids for outstanding Notes will be made in the future; nor can we predict the price at which any such bids will be made. In any event, the Notes will cease trading as of the close of business on the Maturity Date. You should refer to the section “Risk Factors.”

What is the role of Bear Stearns?

Bear Stearns will be our agent for the offering and sale of the Notes. After the initial offering, Bear Stearns intends to buy and sell the Notes to create a secondary market for holders of the Notes, and may stabilize or maintain the market price of the Notes during the initial distribution of the Notes. However, Bear Stearns will not be obligated to engage in any of these market activities or to continue them once they are begun.

Bear Stearns also will be our Calculation Agent for purposes of calculating the Cash Settlement Value. Under certain circumstances, these duties could result in a conflict of interest between Bear Stearns’ status as our subsidiary and its responsibilities as Calculation Agent. Bear Stearns is obligated to carry out its duties and functions as Calculation Agent in good faith, and using its reasonable judgment. Manifest error by the Calculation Agent, or any failure by it to act in good faith, in making a determination adversely affecting the payment of the Cash Settlement Value or interest on principal to the Holders of the Notes would entitle the Holders, or the Trustee acting on behalf of the Holders, to exercise rights and remedies available under the Indenture. If the Calculation Agent uses its discretion to make a determination, the Calculation Agent will notify the Company and the Trustee, who will provide notice to the Holders. You should refer to “Risk Factors - The Calculation Agent is one of our affiliates, which could result in a conflict of interest.”

Can you tell me more about The Bear Stearns Companies Inc.?

We are a holding company that, through our broker-dealer and international bank subsidiaries, principally Bear Stearns, Bear, Stearns Securities Corp., Bear, Stearns International Limited (“BSIL”) and Bear Stearns Bank plc, is a leading investment banking, securities and derivatives trading, clearance and brokerage firm serving corporations, governments, institutional and individual investors worldwide. For more information about us, please refer to the section “The Bear Stearns Companies Inc.” in the accompanying prospectus. You should also read the other documents we have filed with the SEC, which you can find by referring to the section “Where You Can Find More Information” in the accompanying prospectus.

Who should consider purchasing the Notes?

Because the Notes are tied to the price performance of an underlying equity index, they may be appropriate for investors with specific investment horizons who seek to participate in the potential price appreciation of the underlying stocks comprising the Index. In particular, the Notes may be an attractive investment for investors who:

•	want potential upside exposure to the Components underlying the Index;

•	believe that the Index will increase over the term of the Notes and that such increase will not exceed [20.00-22.00]%;

•	understand that the Components may not move in tandem and that increases in one or more Components may be offset by decreases in one or more other Components;

•
are willing to risk the possible loss of 100% of their investment in exchange for the opportunity to participate in 150.00% of the appreciation, if any, in the Index (up to the maximum return of [20.00-22.00]%), and

•	are willing to forgo interest payments or dividend payments on the stocks underlying the Index.

The Notes may not be a suitable investment for you if:

•	you seek full principal protection under all market conditions;

•	you seek current income or dividend payments from your investment;

•	you seek an investment that offers the possibility to fully participate in the potential appreciation of the Index;

•	you seek an investment with an active secondary market;

•	you are unable or unwilling to hold the Notes until maturity; or

•	you do not have a bullish view of the Index over the term of the Notes.

What Are the U.S. federal income tax consequences of investing in the Notes?

The U.S. federal income tax consequences of an investment in the Notes are complex and uncertain. We intend to treat the Notes for all tax purposes as pre-paid cash-settled forward contracts linked to the value of the Index and, where required, to file information returns with the Internal Revenue Service in accordance with such treatment. Prospective investors are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes. Assuming the Notes are treated as pre-paid cash-settled forward contracts, you should be required to recognize capital gain or loss to the extent that the cash you receive on the Maturity Date or upon a sale or exchange of the Notes prior to the Maturity Date differs from your tax basis on the Notes (which will generally be the amount you paid for the Notes). You should review the discussion under the section “Certain U.S. Federal Income Tax Considerations.”

Does ERISA impose any limitations on purchases of the Notes?

Investors subject to Section 406 of the Employee Retirement Income Security Act of 1974, as amended,
Section 4975 of the Internal Revenue Code of 1986, as amended or to any federal, state or local law materially similar to the foregoing provisions should carefully consider, among other things, the matters set forth in “Certain ERISA Considerations” herein.

Are there any risks associated with my investment?

Yes. The Notes are subject to a number of risks. You should refer to “Risk Factors” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

RISK FACTORS

Your investment in the Notes involves a degree of risk similar to investing in the securities comprising the Index. However, your ability to participate in the appreciation of the Index is limited to the maximum return on the Notes of [20.00-22.00]%. Therefore, the maximum Cash Settlement Value is $[1,200.00-1,220.00] and the Cash Settlement Value will not reflect the increase in the Index if the Initial Index Level increases by more than [13.3333-14.6667]%. You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities. Prospective purchasers should recognize the possibility of a substantial loss with respect to their investment in the Notes. Prospective purchasers of the Notes should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with their advisers, of the suitability of the Notes in light of their particular financial circumstances, the following risk factors and the other information set forth in this pricing supplement and the accompanying prospectus supplement and prospectus. These risks include the possibility that the Index will fluctuate, and the possibility that you will receive a substantially lower amount of principal than the amount you invested. We have no control over a number of matters, including economic, financial, regulatory, geographic, judicial and political events, and terrorist activity or inactivity, that are important in determining the existence, magnitude, and longevity of these risks and their influence on the value of, or the payment made on, the Notes.

The Notes are not principal protected. At maturity, the Notes may pay less than the principal amount.

The Notes are not principal protected. If the Final Index Level is less than the Initial Index Level, there will be no principal protection on the Notes and the Cash Settlement Value you will receive will be less than the initial offering price, in proportion to the percentage decline in the Index. You may receive less, and possibly significantly less, than the original public offering price of $1,000 per Note.

You will not receive any interest payments on the Notes. Your yield may be lower than the yield on a conventional debt security of comparable maturity.

You will not receive any periodic payments of interest or any other periodic payments on the Notes. On the Maturity Date, you will receive a payment per Note equal to the Cash Settlement Value. Thus, the overall return you earn on your Notes may be less than that you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate and is principal protected. For more specific information about the Cash Settlement Value and for illustrative examples, you should refer to the section “Description of the Notes.”

Your yield will not reflect dividends on the underlying stocks that comprise the Index.

The Index does not reflect the payment of dividends on the stocks underlying it. Therefore, the yield based on the Index to the maturity of the Notes will not produce the same yield as if you had purchased such underlying stocks and held them for a similar period.  You should refer to “Description of the Notes.”

You must rely on your own evaluation of the merits of an investment linked to the Index.

In the ordinary course of our business, we may from time to time express views on expected movements in the Index and in the stocks underlying the Index. These views may vary over differing time horizons and are subject to change without notice. Moreover, other professionals who deal in the equity markets may at any time have views that differ significantly than ours. In connection with your purchase of the Notes, you should investigate the Index and the stocks that underlie the Index and not rely on our views with respect to future movements in these industries and stocks. You should make such investigation as you deem appropriate as to the merits of an investment linked to the Index.

Your return cannot exceed [20.00-22.00]% over the term of the Notes, regardless of the positive percentage increase of the Final Index Level.

If the Final Index Level appreciates by more than [13.3333-14.6667]%, the Cash Settlement Value you will receive will equal the sum of the principal amount of the Notes, plus the product of the principal amount of Notes and [20.00-22.00]%. Under these circumstances, the Cash Settlement Value you receive at maturity may not fully reflect the performance of the Index.

Because the treatment of the Notes is uncertain, the material U.S. federal income tax consequences of an investment in the Notes are uncertain.

Although we intend to treat the Notes for all tax purposes as pre-paid cash-settled forward contracts linked to the Index, there is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain. In particular, it is possible that you will be required to recognize income for U.S. federal tax purposes with respect to the Notes prior to the sale, exchange or maturity of the Notes, and it is possible that any gain or income recognized with respect to the Notes will be treated as ordinary income rather than capital gain. Prospective investors are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes. Please read carefully the section “Certain U.S. Federal Income Tax Considerations.”

Equity market risks may affect the trading value of the Notes and the amount you will receive at maturity.

We expect that the value of the Index will fluctuate in accordance with changes in the financial condition of the companies issuing the common stocks comprising the Index, the value of the underlying common stocks comprising the Index generally and other factors. The financial condition of the companies issuing the common stocks comprising the Index may become impaired or the general condition of the equity market may deteriorate, either of which may cause a decrease in the value of the Index and thus in the value of the Notes. Common stocks are susceptible to general equity market fluctuations and to volatile increases and decreases in value, as market confidence in and perceptions regarding the underlying common stocks comprising the Index change. Investor perceptions regarding the companies issuing the common stocks comprising the Index are based on various and unpredictable factors, including expectations regarding government, economic, monetary and fiscal policies, (including the level of commitment of resources to homeland security by the Department of Homeland Security and other state and federal agencies and the private sector), inflation and interest rates, economic expansion or contraction, and global or regional political, economic, and banking crises. The value of the Index may be expected to fluctuate until the Maturity Date.

The stocks underlying the Index are highly concentrated in only one economic sector and may be affected by terrorism and related political circumstances.

All of the stocks underlying the Index are companies whose primary lines of business are directly associate with the U.S. Homeland Security Sector. An investment in the Notes therefore will be concentrated in just this sector and may be more volatile than an investment linked to a broader, more diverse index. Performance of the Components may be affected by the occurrence or non-occurrence of terrorist attacks, or by any change in spending by the Department of Homeland Security, other state or federal agencies or the private sector on domestic security and the prevention of terrorist attacks. The Components are not equally weighted and may not move in tandem. Increases in one or more Components therefore may be offset by decreases in one or more other Components.

The Index is relatively new and historical performance of the Index is not an indication of the future performance of the Index.

The Index was not created until December 1999. The historical performance of the Index, which is included in this pricing supplement, is relatively limited and should not be taken as an indication of the future performance of the Index. While the trading prices of the underlying common stocks comprising the Index will determine the value of the Index, it is impossible to predict whether the value of the Index will fall or rise. Trading prices of the underlying common stocks comprising the Index will be influenced by the complex and interrelated economic, financial, regulatory, geographic, judicial, political and other factors that can affect the capital markets generally and the equity trading markets on which the underlying common stocks are traded, and by various circumstances that can influence the values of the stocks associated with the Homeland Security Sector.

The formula for determining the Cash Settlement Value does not take into account changes in the Index Level prior to the Calculation Date.

Changes in the Index Level during the term of the Notes before the date on which the Cash Settlement Value is calculated will not be reflected in the calculation of the Cash Settlement Value. The Calculation Agent will calculate the Cash Settlement Value based upon the Index Level as of the Calculation Date. As a result, you may not receive more than the initial public offering price of $1,000 per each $1,000 principal amount of Notes (plus interest) even if the Index Level has increased at certain times during the term of the Note before falling on the Calculation Date.

The price at which you will be able to sell your Notes prior to maturity will depend on a number of factors, and may be substantially less than the amount you had originally invested.

If you wish to liquidate your investment in the Notes prior to maturity, your only alternative would be to sell them. At that time, there may be an illiquid market for Notes or no market at all. Even if you were able to sell your Notes, there are many factors outside of our control that may affect their trading value. We believe that the value of your Notes will be affected by the value and volatility of the Index, whether the Index Closing Level is greater than or equal to the Initial Index Level, changes in U.S. interest rates, the supply of and demand for the Notes and a number of other factors. Some of these factors are interrelated in complex ways; as a result, the effect of any one factor may be offset or magnified by the effect of another factor. The price, if any, at which you will be able to sell your Notes prior to maturity may be substantially less than the amount you originally invested if, at such time, the Index Closing Level is less than, equal to or not sufficiently above the Initial Index Level. The following paragraphs describe the manner in which we expect the trading value of the Notes will be affected in the event of a change in a specific factor, assuming all other conditions remain constant.

•
Index performance. We expect that the value of the Notes prior to maturity will depend substantially on whether the Index Closing Level is greater than the Initial Index Level or the amount by which the Final Index Level at any given point in time is less than the Initial Index Level. If you decide to sell your Notes when the Index Closing Level exceeds the Initial Index Level, you may nonetheless receive substantially less than the amount that would be payable at maturity based on that Index Level because of expectations that the Index Level will continue to fluctuate until the Final Index Level is determined. Economic, financial, regulatory, geographic, judicial, political and other developments -- including the occurrence or non-occurrence of terrorist attacks and any change in spending by the Department of Homeland Security, other state or federal agencies or the private sector on domestic security and the prevention of terrorist attacks -- that affect the common stocks in the Index may also affect the Index Level and, thus, the value of the Notes.

•
Volatility of the Index. Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of the Index increases or decreases, the trading value of the Notes may be adversely affected. This volatility may increase the risk that the Index Level will decline, which could negatively affect the trading value of Notes. The effect of the volatility of the Index on the trading value of the Notes may not necessarily decrease over time during the term of the Notes.

•
Interest rates. We expect that the trading value of the Notes will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the value of the Notes may decrease, and if U.S. interest rates decrease, the value of the Notes may increase. Interest rates may also affect the economy and, in turn, the value of the Index, which (for the reasons discussed above) would affect the value of the Notes. Rising interest rates may lower the value of the Index and, thus, the value of the Notes. Falling interest rates may increase the value of the Index and, thus, the value of the Notes.

•
Our credit ratings, financial condition and results of operations. Actual or anticipated changes in our current credit ratings, A1 by Moody’s Investor Service, Inc. and A+ by Standard & Poor’s Rating Services, as well as our financial condition or results of operations may significantly affect the trading value of the Notes. However, because the return on the Notes is dependent upon factors in addition to our ability to pay our obligations under the Notes, such as the level of the Index, an improvement in our credit ratings, financial condition or results of operations is not expected to have a positive effect on the trading value of the Notes.

•
Time remaining to maturity. As the time remaining to maturity of the Notes decreases, the “time premium” associated with the Notes will decrease. A “time premium” results from expectations concerning the value of the Index during the period prior to the maturity of the Notes. As the time remaining to the maturity of the Notes decreases, this time premium will likely decrease, potentially adversely affecting the trading value of the Notes. As the time remaining to maturity decreases, the trading value of the Notes and the supplemental return may be less sensitive to the volatility of the Index.

•
Dividend yield. The value of the Notes may also be affected by the dividend yields on the stocks in the Index. In general, because the Index does not incorporate the value of dividend payments, higher dividend yields will likely reduce the value of the Notes and, conversely, lower dividend yields will likely increase the value of the Notes.

•
Events involving the companies issuing the common stocks comprising the Index. Political conditions relating to domestic security, general economic conditions and earnings results of the companies whose stocks comprise the Index, and real or anticipated changes in those conditions or results, may affect the trading value of the Notes. Some of the stocks included in the Index may be affected by mergers and acquisitions, which can contribute to volatility of the Index. As a result of a merger or acquisition, one or more stocks in the Index may be replaced with a surviving or acquiring entity’s securities. The surviving or acquiring entity’s securities may not have the same characteristics as the stock originally included in the Index.

•
Size and liquidity of the trading market. The Notes will not be listed on any securities exchange and we do not expect a trading market to develop. There may not be a secondary market in the Notes, which may affect the price that you receive for your Notes upon any sale prior to maturity. If a trading market does develop, there can be no assurance that there will be liquidity in the trading market. If the trading market for the Notes is limited, there may be a limited number of buyers for your Notes if you do not wish to hold your investment until maturity. This may affect the price you receive upon any sale of the Notes prior to maturity. Bear Stearns has advised us that they intend under ordinary market conditions to indicate prices for the Notes on request. However, we cannot guarantee that bids for outstanding Notes will be made in the future, nor can we predict the price at which any such bids will be made.

•
Inclusion of commission. The original issue price of the Notes includes the cost of hedging our obligations under the Notes. Such cost includes BSIL's (or any other of our subsidiaries') expected cost of providing such hedge and the profit BSIL (or any other of our subsidiaries) expects to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which Bear Stearns will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price. In addition, as a result of transaction costs, any such prices may differ from values determined by pricing models used by Bear Stearns.

We want you to understand that the effect of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the value of the Notes attributable to another factor, such as an increase in the value of the Index.

You have no shareholder rights or rights to receive any stock.

Investing in the Notes will not make you a holder of any of the stocks underlying the Index. Neither you nor any other holder or owner of the Notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to the underlying stocks. The Notes will be paid in cash, and you will have no right to receive delivery of any stocks underlying the Index.

The Calculation Agent is one of our affiliates, which could result in a conflict of interest.

Bear Stearns will act as the Calculation Agent. The Calculation Agent will make certain determinations and judgments in connection with calculating the Final Index Level, or deciding whether a Market Disruption Event has occurred. You should refer to “Description of the Notes - Discontinuance of the Index,” “- Adjustments to the Index” and “- Market Disruption Events.” Because Bear Stearns is our affiliate, conflicts of interest may arise in connection with Bear Stearns performing its role as Calculation Agent. Rules and regulations regarding broker-dealers (such as Bear Stearns) require Bear Stearns to maintain policies and procedures regarding the handling and use of confidential proprietary information, and such policies and procedures will be in effect throughout the term of the Notes. Bear Stearns is obligated to carry out its duties and functions as Calculation Agent in good faith, and using its reasonable judgment. Manifest error by the Calculation Agent, or any failure by it to act in good faith, in making a determination adversely affecting the payment of the Cash Settlement Value or interest on principal to Holders would entitle the Holders, or the Trustee acting on behalf of the Holders, to exercise rights and remedies available under the Indenture. If the Calculation Agent uses its discretion to make a determination, the Calculation Agent will notify the Company and the Trustee, who will provide notice to the registered holders of the Notes.

Our affiliates, including Bear Stearns, may, at various times, engage in transactions involving the stocks underlying the Index for their proprietary accounts, and for other accounts under their management. These transactions may influence the value of such stocks, and therefore the value of the Index. BSIL (or any other of our affiliates) will also be the counterparty to the hedge of our obligations under the Notes. You should refer to “Use of Proceeds and Hedging.” Accordingly, under certain circumstances, conflicts of interest may arise between Bear Stearns’ responsibilities as Calculation Agent with respect to the Notes and BSIL’s (or any other of our affiliates’) obligations under our hedge.

Changes that affect the calculation of the Index will affect the trading value of the Notes and the amount you will receive at maturity.

The Sponsors are responsible for calculating and maintaining the Index. The policies of the Sponsors concerning the calculation of the Index will affect the value of the Index and, therefore, will affect the trading value of the Notes and the Cash Settlement Value.

If the Sponsors discontinue or suspend calculation or publication of the Index, it may become difficult to determine the trading value of the Notes or the Cash Settlement Value. If the Sponsors discontinue or suspend calculation of the Index at any time prior to the Maturity Date and a Successor Index is not available or is not acceptable to the Calculation Agent in its sole discretion, then the Calculation Agent will determine the amount payable on the Maturity Date by reference to a group of stocks and a computation methodology that the Calculation Agent determines in its sole discretion will as closely as reasonably possible replicate the Index. In addition, if the method of calculating the Index (or a Successor Index) is changed in a material respect, or if the Index (or a Successor Index) is in any other way modified so that the Index (or Successor Index) does not, in the opinion of the Calculation Agent, fairly represent the Index level (or level of the Successor Index) had such changes or modifications not been made, the Calculation Agent will make such calculations and adjustments as, in its good faith judgment, may be necessary to arrive at a level of an equity index comparable to the Index (or Successor Index) as if such changes or modifications had not been made. In each such event, the Calculation Agent's determination of the value of the Notes will affect the amount you will receive at maturity. See "Description of the Notes" and "Description of the Index."

The Sponsor may change the companies underlying the Index in a way that adversely affects the Index Level and consequently the value of the Notes.

The Sponsor can add, delete or substitute the stocks underlying the Index or make other methodological changes that could adversely change the level of the Index and the value of the Notes. You should realize that changes in the companies included in the Index may affect the Index, as a newly added company may perform significantly better or worse than the company or companies it replaces.

We cannot control actions by the companies whose stocks are included in the Index.

We are not affiliated with any of the companies whose stock underlies the Index. Actions by any company whose stock is part of the Index may have an adverse effect on the price of its stock, the trading price of and the closing level of the Index, and the trading value of the Notes. These companies are not involved in this offering and have no obligations with respect to the Notes, including any obligation to take our or your interests into consideration for any reason. These companies will not receive any of the proceeds of this offering and are not responsible for, and have not participated in, the determination of the timing of, prices for, or quantities of, the Notes to be issued. These companies are not involved with the administration, marketing or trading of the Notes and have no obligations with respect to the amount to be paid to you on the Maturity Date.

We are not affiliated with any company included in the Index and are not responsible for any disclosure by any such company. However, we may currently, or in the future, engage in business with such companies. Neither we nor any of our affiliates, including Bear Stearns, assumes any responsibility for the adequacy or accuracy of any publicly available information about the Index or any company included in the Index. You should make your own investigation into the Index and the companies underlying the Index.

We and our affiliates have no affiliation with the Sponsor and are not responsible for its public disclosure of information.

We and our affiliates are not affiliated in any way with the Sponsor (except for the licensing arrangements discussed in the section “Description of the Index—License Agreement”) and have no ability to control or predict the Sponsor’s actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the Index. Neither we nor any or our affiliates assumes any responsibility for the adequacy or accuracy of the information about the Index or the Sponsor contained in this pricing supplement. You, as an investor in the Notes, should make your own investigation into the Index and the Sponsor. The Sponsor is not involved in any way in the offering of the Notes and has no obligation to consider your interests as an owner of Notes when it takes any actions that might affect the value of the Notes.

Trading and other transactions by us or our affiliates could affect the prices of the stocks underlying the Index, the level of the Index, the trading value of the Notes or the amount you may receive at maturity.

We and our affiliates may from time to time buy or sell shares of the stocks underlying the Index or derivative instruments related to those stocks for our own accounts in connection with our normal business practices or in connection with hedging our obligations under the Notes. These trading activities may present a conflict of interest between your interest in the Notes and the interests we and our affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our other customers and in accounts under our management. The transactions could affect the prices of those stocks or the level of the Index in a manner that would be adverse to your investment in the Notes. See the section “Use of Proceeds and Hedging.”

Hedging activities we or our affiliates may engage in may affect the level of the Index and, accordingly, increase or decrease the trading value of the Notes prior to maturity and the Cash Settlement Value you would receive at maturity. To the extent that we or any of our affiliates has a hedge position in any of the stocks that comprise the Index, or derivative or synthetic instruments related to those stocks or the Index, we or any of our affiliates may liquidate a portion of such holdings at or about the time of the maturity of the Notes or at or about the time of a change in the stocks that underlie the Index. Depending on, among other things, future market conditions, the aggregate amount and the composition of such hedge positions are likely to vary over time. Profits or losses from any of those positions cannot be ascertained until the position is closed out and any offsetting position or positions are taken into account. Although we have no reason to believe that any of those activities will have a material effect on the level of the Index, we cannot assure you that these activities will not affect such level and the trading value of the Notes prior to maturity or the Cash Settlement Value payable at maturity.

In addition, we or any of our affiliates may purchase or otherwise acquire a long or short position in the Notes. We or any of our affiliates may hold or resell the Notes.

Research reports and other transactions may create conflicts of interest between you and us.

We or one or more of our affiliates may have published, and may in the future publish, research reports on the Index or the companies issuing the common stock included in the Index. This research may be modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities may affect the market price of common stocks included in the Index and, therefore, the value of the Notes. Similarly, we may in the future issue notes that permit a purchaser to take a different view with respect to the movement of the Index (e.g., to take a bearish view rather than a bullish view).

We or any of our affiliates may also issue, underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments with returns indexed to the Index. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the Notes.

We and our affiliates, at present or in the future, may engage in business with the companies issuing the common stock included in the Index, including making loans to, equity investments in, or providing investment banking, asset management or other advisory services to those companies. In connection with these activities, we may receive information about those companies that we will not divulge to you or other third parties.

The Cash Settlement Value you receive on the Notes may be delayed or reduced upon the occurrence of a Market Disruption Event, or an Event of Default.

If the Calculation Agent determines that, on the Calculation Date, a Market Disruption Event has occurred or is continuing, the determination of the value of the Index by the Calculation Agent may be deferred. You should refer to the section “Description of the Notes - Market Disruption Events.”

If the Calculation Agent determines that an Event of Default (as defined below) has occurred, a holder of the Notes will only receive an amount equal to the trading value of the Notes on the date of such Event of Default, adjusted by an amount equal to any losses, expenses and costs to us of unwinding any underlying hedging or funding arrangements, all as determined by the Calculation Agent in its sole and absolute discretion. You should refer to the section “Description of the Notes—Event of Default and Acceleration.”

You should decide to purchase the Notes only after carefully considering the suitability of the Notes in light of your particular financial circumstances. You should also carefully consider the tax consequences of investing in the Notes. You should refer to the section “Certain U.S. Federal Income Tax Considerations” and discuss the tax implications with your own tax advisor.

DESCRIPTION OF THE NOTES

The following description of the Notes (referred to in the accompanying prospectus supplement as the “Other Indexed Notes”) supplements the description of the Notes in the accompanying prospectus supplement and prospectus. This is a summary and is not complete. You should read the indenture, dated as of May 31, 1991, as amended (the “Indenture”), between us and the Bank of New York, as successor trustee to JPMorgan Chase Bank, N.A. (the “Trustee”). A copy of the Indenture is available as set forth under the section of the prospectus “Where You Can Find More Information.”

General

The Notes are part of a single series of debt securities under the Indenture described in the accompanying prospectus supplement and prospectus designated as Medium-Term Notes, Series B. The Notes are unsecured and will rank equally with all of our unsecured and unsubordinated debt, including the other debt securities issued under the Indenture. Because we are a holding company, the Notes will be effectively subordinated to the claims of creditors of our subsidiaries.

The aggregate principal amount of the Notes will be $[__]. The Notes will mature on May [__], 2008 and do not provide for earlier redemption. The Notes will be issued only in fully registered form, and in minimum denominations of $1,000; provided, however, that the minimum purchase for any purchaser domiciled in a member state of the European Economic Area shall be $100,000. Initially, the Notes will be issued in the form of one or more global securities registered in the name of DTC or its nominee, as described in the accompanying prospectus supplement and prospectus. When we refer to Note or Notes in this pricing supplement, we mean $1,000 principal amount of Notes. The Notes will not be listed on any securities exchange.

You should refer to the section “Certain U.S. Federal Income Tax Considerations,” for a discussion of certain federal income tax considerations to you as a holder of the Notes.

Interest

We will not make any periodic payments of interest on the Notes or any other periodic payments on the Notes. At maturity, you will receive the Cash Settlement Value of the Notes.

Payment at Maturity

Your investment may result in a loss because the Notes are not principal protected. On the Maturity Date you will receive the Cash Settlement Value, an amount in cash that depends upon the relation of the Final Index Level to the Initial Index Level. At maturity, if the Final Index Level is less than the Initial Index Level, the Cash Settlement Value will be less than the initial offering price, in proportion to the percentage decline in the Index. In such a case, the principal amount of your investment is not protected and you will receive less, and possibly significantly less, than the initial public offering price of $1,000 per Note.

If, at maturity, the Final Index Level is greater than or equal to the Initial Index Level, we will pay you the principal amount of the Notes, plus the lesser of:

, and

$[200.00-220.00].

Thus, if the Final Index Level is greater than [113.3333-114.6667]% of the Initial Index Level, regardless of the extent to which the Final Index Level is greater than the Initial Index Level, we will pay you $[1,200.00-1,220.00] per Note, which represents a maximum return of [20.00-22.00]%.

If, at maturity, the Final Index Level is less than the Initial Index Level, you will receive less, and possibly significantly less, than the principal you invested. In this case, we will pay you, per Note:

The “Index Closing Level” equals the closing level of the Index on each Index Business Day.

The “Initial Index Level” equals [__], the closing level of the Index on November [__], 2006.

The “Final Index Level” will be determined by the Calculation Agent and will equal the closing level of the Index on May [__], 2008, the Calculation Date. If that day is not an Index Business Day, the next Index Business Day will be the Calculation Date.

The “Maturity Date” of the Notes is May [__], 2008.

An “Index Business Day” will be a day, as determined by the Calculation Agent, on which the Index or any Successor Index is calculated and published and on which securities comprising more than 80% of the value of the Index on such day are capable of being traded on their relevant exchanges. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on us and the beneficial owners of the Notes, absent manifest error.

Illustrative Examples

The following tables and graphs were constructed using historical data on the Index. The historical data is for illustrative purposes and is not indicative of the future performance of the Index or the future value of the Notes. Any historical upward or downward trend in the value of the Index during any period set forth below is not an indication that the Index is more or less likely to increase or decrease at any time during the term of the Notes.

The examples do not purport to be representative of every possible scenario concerning increases or decreases in the Index. You should not construe these examples or the data included in table and graph as an indication or assurance of the expected performance of the Notes.

The examples demonstrating the hypothetical Cash Settlement Value of a Note are based on the following assumptions:

•	Investor purchases $1,000 aggregate principal amount of Notes at the initial public offering price of $1,000.

•	Investor holds the Notes to maturity.

•	The Initial Index Level is equal to 70.00.

•	The maximum return is 21.00%.

•	All returns are based on a 18-month term; pre-tax basis.

•	No Market Disruption Events or Events of Default occur during the term of the Notes.

Example 1: The Final Index Level is greater than the Initial Index Level.

In this example, the Index generally rises over the term of the Note. On the Calculation Date, the Final Index Level is 77.00, representing a 10.00% increase from the Initial Index Level. In this example, using the formula below, the Cash Settlement Value will equal $1,150.00.

Example 2: The Final Index Level is greater than [13.3333-14.6667]% of the Initial Index Level, exceeding the maximum return.

In this example, the Index rises significantly over the term of the Note. On the Calculation Date, the Final Index Level is 91.00 representing a 30.00% increase from the Initial Index Level. In this example, using the formula below, the Cash Settlement Value will equal $1,210.00 because the investor’s maximum return would be limited to 21.00%.

Example 3: The Final Index Level is equal to the Initial Index Level.

In this example, the Index generally remains unchanged over the term of the Note. On the Calculation Date, the Final Index Level is 70.00; i.e., equal to the Initial Index Level. In this example, using the formula below, the Cash Settlement Value will equal $1,000.

Example 4: The Final Index Level is less than the Initial Index Level.

In this example, the Index declines over the term of the Notes. The Final Index Level is 56.00, representing a 20% decrease in the level of the Index from the Initial Index Level. The Cash Settlement Value, using the formula below, will equal $800.

Summary of Examples 1 Through 4
Reflecting the Cash Settlement Value

	Example 1	Example 2	Example 3	Example 4
Initial Index Level	70.00	70.00	70.00	70.00
Hypothetical Final Index Level	77.00	91.00	70.00	56.00
Level of Final Index Level versus Initial Index Level	Higher	Higher	Equal	Lower
Principal fully repaid?	Yes	Yes	Yes	No
Cash Settlement Value per Note	$1,150.00	$1,210.00	$1,000.00	$800.00

Table of Hypothetical Cash Settlement Values

Initial Index Level	Final Index Level	Percentage Change in Index	Cash Settlement Value Per Note	Return if Held to Maturity
70.00	98.00	40.00%	$1,210.00	21.00%
70.00	94.50	35.00%	$1,210.00	21.00%
70.00	91.00	30.00%	$1,210.00	21.00%
70.00	87.50	25.00%	$1,210.00	21.00%
70.00	84.00	20.00%	$1,210.00	21.00%
70.00	80.50	15.00%	$1,210.00	21.00%
70.00	77.00	10.00%	$1,150.00	15.00%
70.00	73.50	5.00%	$1,075.00	7.50%
70.00	70.00	0.00%	$1,000.00	0.00%
70.00	66.50	-5.00%	$950.00	-5.00%
70.00	63.00	-10.00%	$900.00	-10.00%
70.00	59.50	-15.00%	$850.00	-15.00%
70.00	56.00	-20.00%	$800.00	-20.00%
70.00	52.50	-25.00%	$750.00	-25.00%
70.00	49.00	-30.00%	$700.00	-30.00%
70.00	45.50	-35.00%	$650.00	-35.00%
70.00	42.00	-40.00%	$600.00	-40.00%

The graph below depicts the hypothetical Cash Settlement Values for the Note structure as the level of the Index changes.

Discontinuance of the Index

If the Sponsor discontinues publication of the Index and the Sponsor or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Index (the new index being referred to as a “Successor Index”), then the Index Closing Levels will be determined by reference to the Successor Index at the close of trading on the relevant exchange or market for the Successor Index on the date that the Index Closing Level is to be determined.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will notify us and the Trustee, who will provide notice of the selection of the Successor Index to the registered holders of the Notes.

If the Sponsor discontinues publication of the Index prior to, and such discontinuance is continuing on, the date that the Index Closing Level is to be determined and the Calculation Agent determines that no Successor Index is available at such time, then, on such date, the Calculation Agent will notify us and the Trustee, and will calculate the appropriate closing levels. The Index Closing Level will be computed by the Calculation Agent in accordance with the formula for and method of calculating the Index last in effect prior to such discontinuance, using the closing level (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing level that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the Index on the primary organized exchange or trading system on which such securities trade. “Closing level” means, with respect to any security on any date, the last reported sales price regular way on such date or, if no such reported sale takes place on such date, the average of the reported closing bid and asked price regular way on such date, in either case on the primary organized exchange or trading system on which such security is then listed or admitted to trading.

If a Successor Index is selected, or the Calculation Agent calculates a value as a substitute for the Index as described above, that Successor Index or its closing level will be used as a substitute for the Index for all purposes, including for purposes of determining whether an Index Business Day or Market Disruption Event has occurred or exists. Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect the value of the Notes.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent, and will be conclusive for all purposes and binding on us and the beneficial owners of the Notes, absent manifest error.

Adjustments to the Index

If at any time the method of calculating the Index or a Successor Index, or the Index Closing Level thereof, is changed in a material respect, or if the Index or a Successor Index is in any other way modified so that such index does not, in the opinion of the Calculation Agent, fairly represent the level of the Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on the date that the Index Closing Level is to be determined, make such calculations and adjustments as, in its good faith judgment, may be necessary in order to arrive at a level of a stock index comparable to the Index or such Successor Index, as the case may be, as if such changes or modifications had not been made. The Calculation Agent will calculate the Index Closing Level with reference to the Index or such Successor Index, as adjusted. If the method of calculating the Index or a Successor Index is modified so that the level of such index is a fraction of what it would have been if it had not been modified (for example, due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a level of the Index or such Successor Index as if it had not been modified (for example, as if such split had not occurred).

Market Disruption Events

If there is a Market Disruption Event on the Calculation Date, the Calculation Date will be determined on the basis of the first succeeding Index Business Day on which there is no Market Disruption Event. In no event, however, will the final Calculation Date be a date that is postponed by more than two Index Business Days following the original date that, but for the Market Disruption Event, would have been the final Calculation Date. In that case, the second Index Business Day will be deemed to be the final Calculation Date, notwithstanding the Market Disruption Event, and the Calculation Agent will determine the level of the Index on that second Index Business Day in accordance with the formula for and method of calculating the Index in effect prior to the Market Disruption Event using the price of each security in the Index on the primary organized exchange or trading system on which such security is then listed or admitted to trading (or, if trading in any such security has been materially suspended or materially limited, the Calculation Agent’s good faith estimate of the price that would have prevailed on the primary organized exchange or trading system on which such security is then listed or admitted to trading but for such suspension or limitation) as of that second Index Business Day.

A “Market Disruption Event” means any of the following events, as determined by the Calculation Agent, in its sole discretion:

•
the occurrence or existence of a suspension, absence or material limitation of trading for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the relevant exchange or market in stocks which then comprise 20% or more of the level of the Index, or any Successor Index (without taking into account any extended or after-hours trading session);

•
a breakdown or failure in the price and trade reporting systems of any relevant exchange or market as a result of which the reported trading prices for stocks then constituting 20% or more of the level of the Index, or any Successor Index, during the last one hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate;

•
the occurrence or existence of a suspension, absence or material limitation of trading, in each case, on any major exchange for more than two hours of trading, or during the one-half hour period preceding the close of the principal trading session on such market, whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in option or futures contracts or exchange traded funds related to the Index, or any Successor Index; or

•
the occurrence or existence of a suspension, absence, limitation, cancellation or repudiation of trading for more than two hours of trading, or during the one-half hour period preceding the close of trading on the relevant exchange in options contracts relating to the stocks which then comprise 20% or more of the level of the Index.

For purposes of the above definition:

(a) a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, and

(b) for purposes of clause (a) above, any limitations on trading during significant market fluctuations, under NYSE Rule 80B, NASD Rule 4120 or any analogous rule or regulation enacted or promulgated by the NYSE, NASD or any other self regulatory organization or the SEC of similar scope as determined by the Calculation Agent, will be considered “material.”

Based on the information currently available to us, on each of September 11, 12, 13 and 14, 2001, the NYSE and The Nasdaq Stock Market suspended all trading for the entire day, and on October 27, 1997, the NYSE and The Nasdaq Stock Market suspended all trading during the one-half hour period preceding the close of trading. If any such suspension of trading occurred during the term of the Notes, it would constitute a Market Disruption Event. The existence or non-existence of these circumstances, however, is not necessarily indicative of the likelihood of these circumstances arising or not arising in the future.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent, and will be conclusive for all purposes and binding on us and the beneficial owners of the Notes, absent manifest error and provided the Calculation Agent shall be required to act in good faith in making any determination.

Redemption; Defeasance

The Notes are not subject to redemption before maturity, and are not subject to the defeasance provisions described in the section “Description of Debt Securities - Defeasance” in the accompanying prospectus.

Events of Default and Acceleration

If an Event of Default (as defined in the accompanying prospectus) with respect to any Notes has occurred and is continuing, then the amount payable to you, as a beneficial owner of a Note, upon any acceleration permitted by the Notes will be equal to the Cash Settlement Value as though the date of early repayment were the Maturity Date of the Notes, adjusted by an amount equal to any losses, expenses and costs to us of unwinding any underlying or related hedging or funding arrangements, all as determined by the Calculation Agent in its sole and absolute discretion. If a bankruptcy proceeding is commenced in respect of us, the claims of the holder of a Note may be limited under Title 11 of the United States Code.

Same-Day Settlement and Payment

Settlement for the Notes will be made by Bear Stearns in immediately available funds. Payments of the Cash Settlement Value will be made by us in immediately available funds, so long as the Notes are maintained in book-entry form.

Calculation Agent

The Calculation Agent for the Notes will be Bear Stearns. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on the Company and the beneficial owners of the Notes, absent manifest error and provided the Calculation Agent shall be required to act in good faith in making any determination. Manifest error by the Calculation Agent, or any failure by it to act in good faith, in making a determination adversely affecting the payment of principal, interest or premium on principal to Holders would entitle the Holders, or the Trustee acting on behalf of the Holders, to exercise rights and remedies available under the Indenture. If the Calculation Agent uses its discretion to make any determination, the Calculation Agent will notify the Company and the Trustee, who will provide notice to the registered holders of the Notes.

DESCRIPTION OF THE INDEX

General

Unless otherwise stated, all information regarding the Index provided in this pricing supplement is derived from the Sponsor or other publicly available sources. Such information reflects the policies of the Sponsor as stated in such sources, and such policies are subject to change by the Sponsor.

The Index is published by the Sponsor and is intended to track the Homeland Security Sector. The calculation of the value of the Index at any particular time (discussed below in further detail) is based on the market value of the common stocks of 30 companies at such time, relative to the Index’s Base Date of December 31, 1999.

Index Composition

The Sponsor has indicated that it chooses common stocks for inclusion in the Index with the aim of achieving an accurate and pure representation of the performance of securities of companies that are directly involved with Homeland Security, either through contractual work with the Department of Homeland Security or other law enforcement-government agencies, or through the provision of products and/or services that meet the needs of Homeland Security (the “Homeland Security Sector”). “Homeland Security”, as defined by the National Strategy for Homeland Security, means “a concerted national effort to prevent terrorist attacks within the United States, reduce America’s vulnerability to terrorism, and minimize the damage and recover from attacks that do occur.” The Sponsor attempts to achieve this goal through ongoing analysis of select small, mid, and large capitalization US companies that comprise the Homeland Security Sector. In selecting the companies that are to be represented in the Index, the Sponsor reportedly attempts to ensure that the following Homeland Security Missions (“Missions”) are represented in a balanced fashion:

•	Intelligence and Warning;

•	Border and Transportation Security;

•	Domestic Counterterrorism;

•	Protection of Critical Infrastructure and Key Assets;

•	Defense Against Catastrophic Threats; and

•	Emergency Preparedness and Response.

In order for a stock to be eligible for inclusion in the Index, the following conditions must be met:

•	The issuer of the stock must be U.S. based.

•	The stock must be a “reported security” under the Exchange Act and listed on the NYSE, AMEX or NASDAQ.

•	The issuer of the stock must conduct business that falls under one of the Missions.

•	The stock must have been listed on the NYSE, AMEX or NASDAQ for the prior 120 days.

•	The stock must have a public float equal to at least 50% of the total outstanding shares.

•	The issuer of the stock must be an operating company and not a closed-end fund, exchange-traded fund (ETF), holding company, investment vehicle, or royalty trust (REIT).

The following market capitalization, liquidity, and weighting concentration requirements must be satisfied before a stock will be eligible for inclusion in the Index:

•	Each issuer of a Component must have a market capitalization of at least $100 million.

•
Each Component must have trading volume of at least one million shares for each of the previous six months, (except that, in the case of the lowest-weighted Components that in the aggregate account for no more than 10% of the weight of the Index, trading volume must have been at least 500,000 shares for each of the previous six months).

•
The lesser of the five highest-weighted Components in the Index or the highest-weighted Components in the Index that in the aggregate represent at least 30% of the total number of component securities in the Index each have had an average monthly trading volume of at least 2,000,000 shares over the previous six months.

•	No single Component may represent more than 24% of the weight of the Index.

•	The five highest-weighted Components may not in the aggregate account for more than 50% of the weight of the Index.

Also, though receiving Department of Homeland Security contracts is not a requirement for inclusion in the Index, companies that do receive such contracts are given greater consideration than those without such contracts.

After determining whether a company meets the eligibility requirements, the Sponsor selects the companies that are to comprise the Index by taking the following steps:

•	The Sponsor ranks all eligible stocks in the Homeland Security Sector by unadjusted market capitalization.

•	The Sponsor removes all companies that do not meet the Component eligibility requirements.

•	If a company has multiple share classes, the Sponsor includes the most liquid issue for that company and removes the remaining classes.

•	The Sponsor selects the top 30 companies by market capitalization.

•	The Sponsor makes adjustments to attempt to ensure all Missions are represented in a balanced fashion.

•	The Sponsor weighs the Index by float-adjusted market capitalization and also adjusts individual weightings such that no Component represents more than 24%.

The Sponsor will, in most cases, use the quantitative ranking and screening system described above. However, subjective screening based on fundamental analysis or other factors may be used, if in the opinion of the Sponsor, certain Components should be excluded from the Index. For example, this may be done to prevent overweighting in a particular Mission. For more information concerning the composition of the Index see the Sponsor’s Index Methodology Guide at http://www.iseoptions.com/pdf/ISE-HS-IMG.pdf.

The Index is made up of 30 independent Components. The following table sets forth the Components that comprised the Index as of November 8, 2006:

Ticker Symbol	Component	Assigned Shares	Price	Weight
ACTI	ActivIdentity Corporation	45,599,000	5.23	0.63%
APSG	Applied Signal Technology, Inc.	11,893,000	15.11	0.47%
AVII	AVI BioPharma, Inc.	52,962,000	3.97	0.55%
BCRX	BioCryst Pharmaceuticals, Inc.	23,962,040	12	0.76%
CAI	CACI International Inc	29,558,040	59	4.58%
CHKP	Check Point Software Technologies Ltd.	101,926,551	20.8	5.57%
COGT	Cogent, Inc.	43,398,240	11.37	1.30%
CPHD	Cepheid	54,608,000	8.86	1.27%
DMC	Document Security Systems, Inc.	8,661,09 0	9.69	0.22%
FLIR	FLIR Systems, Inc.	68,635,000	31.83	5.74%
HEB	Hemispherx Biopharma, Inc.	62,581,000	2.02	0.33%
HEPH	Hollis-Eden Pharmaceuticals, Inc.	22,472,100	7.34	0.43%
HRS	Harris Corporation	78,656,626	40.06	8.28%
ID	L-1 Identity Solutions, Inc.	61,200,000	14.04	2.26%
LLL	L-3 Communications Holdings, Inc.	72,294,006	82.07	15.60%
MANT	ManTech International Corporation	18,124,560	32.85	1.57%
MFE	McAfee, Inc.	93,737,586	29.14	7.18%
MSA	Mine Safety Appliances Company	30,193,740	36.77	2.92%
OSIS	OSI Systems, Inc.	16,589,000	20.25	0.88%
RAE	RAE Systems Inc.	38,575,020	3.63	0.37%
SINT	SI International Inc.	12,882,000	32.98	1.12%
SRX	SRA International, Inc.	40,880,000	28.32	3.04%
STE	STERIS Corporation	64,831,000	25.46	4.34%
TASR	TASER International, Inc.	62,202,000	9.12	1.49%
TMO	Thermo Electron Corporation	92,603,503	44.36	10.80%
TTEK	Tetra Tech, Inc.	57,643,000	17.59	2.67%
UIS	Unisys Corporation	286,314,434	6.74	5.07%
VRNT	Verint Systems Inc.	13,196,670	32.47	1.13%
WGII	Washington Group International, Inc.	29,004,000	57.16	4.36%
ZBRA	Zebra Technologies ‘A’	53,700,690	35.99	5.08

As of November 8, 2006 the Index was comprised of: (i) 25 Components traded on the NYSE, representing 95.89% of the Aggregate Market Value; (ii) four Components traded on the AMEX, representing 1.86% of the Aggregate Market Value; and (iii) one Component traded on the NASDAQ, representing 2.36% of the Aggregate Market Value. As last reported in the ISE-CCM Homeland Security Index May 2006 Report, the Index represented each of the Missions, with the approximate percentage of the Aggregate Market Value included in each Mission indicated in parentheses:

•	Protection of Critical and Key Infrastructure (25%);

•	Emergency Preparedness and Response (17%);

•	Intelligence and Warning (15%);

•	Borders and Transportation Security (15%);

•	Domestic Counterterrorism (15%);

•	Defense Against Catastrophic Threats (13%)

The Index also represented several main industries, with the approximate percentage of the Aggregate Market Value included in each industry in parentheses:

•	Software and Programming (34.38%);

•	Computer Related (19.59%);

•	Communications (13.02%);

•	Science and Technical Instruments (8.14%);

•	Medical Equipment and Supplies (7.74%);

•	Biotechnology and Drugs (4.37%);

•	Other (12.75%)

Computation of Index

Each company included in the Index is weighted by float-adjusted market capitalization, rather than full market capitalization, to reflect the actual number of shares available to investors. Under float adjustment, the share counts used in calculating the Index will reflect only those shares that are available to investors, not all of a company’s outstanding shares, and will be referred to as “the Float-Adjusted Number of Shares”. This number represents the amount of shares deemed available on the open market, and is developed by excluding certain types of holdings. The Sponsor defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings that are classified as corporate cross-holdings;

•
holdings that are classified as private control block holdings, which the Sponsor defines as shares held by any entity acting alone or in concert that possesses a holding greater than or equal to 10% of the issue’s total capital; and

•	holdings that are classified as government holdings.

The Sponsor has engaged Standard & Poor’s (“S&P”) to perform the calculation of the Index. For each Component stock, a weight adjustment factor (“WAF”) is calculated to determine what percentage of the Index the company is to comprise. The WAF of a Component is calculated by dividing the available float shares, defined as the total shares outstanding of such Component, less shares held in one or more of the three groups listed above, by the total shares outstanding for all 30 Components in the Index. The “Weighted Market Value” of the individual stock is then calculated by multiplying the “Price of the Stock at the Time” by both the Float-Adjusted Number of Shares and the WAF.

The level of the Index reflects the total Market Value of all 30 Component stocks relative to the Index’s Base Date of December 31, 1999 (the “Base Date”). An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time. The actual total Market Value of the Component stocks on the Base Date has been set equal to an indexed value of 50. In practice, the daily calculation of the Index is effected by dividing the sum of the Weighted Market Value of each Component stock (such sum, the “Aggregate Market Value”) by a number called the Index Divisor. The initial Index Divisor was determined by taking the Aggregate Market Value and dividing it by the “Base Index Value” at Base Date (in the case of the Index, the Base Index Value at the Base Date was 50).

Index Maintenance

Index maintenance consists of making adjustments to the Index Divisor as a result of changes to the Index composition due to corporate actions or Component eligibility changes (“Events”). The actions that will bring about such changes are Component Replacements, Share Issuances, Share Repurchases, Spin-offs, Special Cash Dividends, and Rights Offerings. To prevent the level of the Index from changing due to corporate actions, all corporate actions which affect the Aggregate Market Value require an Index Divisor adjustment. By adjusting the Index Divisor for the change in total Market Value, the level of the Index remains constant. This helps maintain the level of the Index as an accurate barometer of stock market performance and attempts to ensure that the movement of the Index does not reflect the corporate actions of individual companies in the Index. Divisor changes are usually made on the date the corporate action becomes effective.

The table below summarizes the types of Index maintenance adjustments and indicates whether or not an Index Divisor adjustment is required.

Type of Corporate Action Adjustment Factor Divisor Adjustment Required

Component Change	Adjustment	Divisor Adjustment Required
Will add market value of company to be added to the Aggregate Market Value
Component Replacement	Will subtract market value for company to be removed from the Aggregate Market Value	Yes

Share issuance (when change ≥ 5%)	Add newly issued shares to existing shares outstanding, will increase Component’s Weighted Market Value, and therefore, increase the Aggregate Market Value	Yes

Share repurchase (when change ≥ 5%)	Subtraction of the repurchased shares from existing shares outstanding will reduce Component’s Weighted Market Value, and therefore, decrease Aggregate Market Value	Yes
Spin-off

Subtraction of the following from the stock price of the parent company will decrease the Component’s Weighted Market Value, and therefore, decrease Aggregate Market Value:

Spin-off Stock Price
Share Exchange Ratio
Yes

Special cash dividends	Subtraction of the special dividend from share price will decrease Component’s Weighted Market Value, and therefore, decrease Aggregate Market value	Yes
Rights Offering

Subtraction of the following from the share price of the parent company will decrease the Component’s Weighted Market Value, and therefore, decrease Aggregate Market Value:

Price of Rights
Rights Ratio
Yes
Stock -Splits and Reverse Stock Splits	Shares outstanding multiplied by 2; stock price divided by 2	No

Each of the corporate events identified in the above table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the Component stock and consequently of altering the Aggregate Market Value. In order that the level of the Index not be affected by the altered Market Value (whether increase or decrease) of the affected Component stock, a new Index Divisor (“New Divisor”) is derived by dividing the post-Event Aggregate Market Value by the pre-Event Aggregate Market Value and multiplying that by the divisor that was being used before the Event took place.

A large part of the Index Maintenance process involves tracking the changes in the number of outstanding shares outstanding of each of the Index companies. The number of common shares outstanding for each Component is reviewed every Friday. Share changes of less than 5% are updated on a quarterly basis. The Index Divisor is adjusted at that time to compensate for such share changes. Share changes greater than 5% are adjusted after the close of the relevant markets on Wednesday of the following week. The Index Divisor change becomes effective after the market close on that day. Unscheduled share changes due to corporate actions may be processed the same day they are announced. Stock splits and reverse stock splits do not require Index Divisor adjustments because the corresponding change to the stock price equally offsets the number of shares outstanding, therefore, not affecting the Component’s market capitalization.

Each Component’s eligibility and ranking is reviewed in June and December. Changes derived from these semi-annual reviews are made after the market close on the third Friday of June and December, and become effective at the opening on the next trading day.

Component changes may occur between review periods if a specific corporate event makes an existing Component ineligible:

Reason for Component Change Required Actions to be Taken
Event	Action
Merger or Acquisition
If one Component absorbs another, the resulting company will remain a Component and the absorbed company will be replaced. If a non-Component company absorbs a Component company, the original company will be removed and replaced.

Spin-off
If a Component company splits or spins off a portion of its business, the resulting company with the highest market value will remain a Component as long as it meets the eligibility requirements. The remaining companies will be evaluated for eligibility and possible addition to the Index.

Bankruptcy	A Component company will be removed and replaced immediately after filing bankruptcy. Exceptions are made on a case by case basis.
Delisting	A Component company will be removed and replaced immediately after being delisted from its primary market

In the event that a Component becomes ineligible, the Sponsor maintains a Component Replacement Pool at all times, consisting of companies that meet the eligibility requirements and are available to replace any Component that is removed from the Index. Those companies are ranked by float adjusted market capitalization and are placed in the Index in descending order by float-adjusted market capitalization.

Unscheduled Component weight adjustments may occur between review periods if any Component accounts for more than 24% of the Index weight. The market capitalization of any Component representing more than 24% of the Index weight will be adjusted such that its new weight is no more than 20%.

Index Calculation and Dissemination

S&P has been engaged by the Sponsor to calculate Index levels. The Index is calculated using the last traded price for each company in the Index on the relevant exchanges and markets.

Index levels are rounded to two decimal places and divisors are rounded to 14 decimal places.

The Index is calculated on a real-time basis beginning when the first traded price of any of the Index Components is received by S&P. Prices are delivered to the Sponsor every 15 seconds and subsequently published to the Options Price Reporting Authority at that frequency. Total-return Index values are posted on the Sponsor’s website at www.iseoptions.com.

If trading in a stock is suspended prior to the market opening, the stock’s adjusted closing price from the previous day will be used in the Index calculation until trading commences. If trading in a stock is suspended while the relevant market is open, the last traded price for that stock will be used for all subsequent Index calculations until trading resumes.

S&P uses various quality assurance tools to audit, monitor, and maintain the accuracy of its input data. While every reasonable effort is taken to ensure high standards of data integrity, there is no guarantee against errors.

The Index closing level is calculated using the closing prices issued by the primary exchange for each Component. If the primary exchange changes the closing price of a Component stock, the new price will be used to calculate the Index closing price. A final check of closing prices is done between one hour and one and one half hours after the close of the markets. The timeframe may be expanded at S&P’s discretion on days where trading volume is unusually large at the close. Only changes received prior to this final check are used in the closing price calculation.

Incorrect Index component date, corporate action data, or Index Divisors will be corrected upon detection. If such errors are discovered within five days of occurrence, they will be corrected that same day. If discovered after five days, adjustments will be handled on a case-by-case basis, depending on the significance of the error and the feasibility of a correction. Announcements will be made on the Sponsor’s website at www.iseoptions.com.

Incorrect intraday index tick data will not be corrected. However, incorrect opening and closing values will be corrected as soon as possible after detection.

Historical Data on the Index

The following table and graph were constructed using historical data regarding the Index. The historical data is for illustrative purposes and is not indicative of the future performance of the Index or the future value of the Notes. Any historical upward or downward trend in the value of the Index during any period set forth below is not an indication that the Index is more or less likely to increase or decrease at any time during the term of the Notes.

The following table sets forth the level of the Index at the end of each month in the period from December 1999 through October 2006. On October 31, 2006, the closing level of the Index was 71.95.

Month End Closing level of the Index December 1999 - October 2006

	1999	2000	2001	2002	2003	2004	2005	2006
January	—	50.00	58.88	56.49	39.62	58.32	65.53	68.85
February	—	61.45	50.52	49.89	38.03	59.55	63.84	69.40
March	—	60.02	42.98	51.54	38.18	60.86	61.43	71.73
April	—	54.17	49.75	46.24	39.80	59.50	58.67	69.35
May	—	52.76	52.60	45.52	43.34	61.42	63.20	65.04
June	—	53.02	53.50	40.72	44.82	64.66	63.65	65.39
July	—	50.54	48.55	36.02	46.29	57.53	68.30	64.32
August	—	56.46	44.54	39.04	48.57	57.88	66.99	66.61
September	—	55.23	42.35	36.28	48.24	61.02	67.38	67.96
October	—	58.98	50.38	39.85	51.09	64.60	64.16	71.95
November	—	50.23	55.08	43.22	54.60	70.13	65.30	—
December	50.00	53.62	58.00	40.11	55.11	71.06	64.13	—

The following graph illustrates the historical performance of the Index based on the closing level on the last Index Business Day of each month from December 1999 through October 2006.

License Agreement

We have entered into a non-exclusive license agreement with the Sponsor providing for the license to us, in exchange for a fee, of the right to use the Index in connection with certain securities, including the Notes.

The Notes are not sponsored, endorsed, sold or promoted by the Sponsor. The Sponsor makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly.

All disclosures contained in this pricing supplement regarding the Index, including its make-up, method of calculation and changes in its Components, are derived from publicly available information prepared by the Sponsor. None of us, Bear Stearns or the Trustee assumes any responsibility for the accuracy or completeness of such information.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the Notes. For purposes of this summary, a “U.S. holder” is a beneficial owner of a Note that is:

•	an individual who is a citizen or a resident of the United States, for federal income tax purposes;

•
a corporation (or other entity that is treated as a corporation for federal tax purposes) that is created or organized in or under the laws of the United States or any State thereof (including the District of Columbia);

•	an estate whose income is subject to federal income taxation regardless of its source; or

•
a trust if a court within the United States is able to exercise primary supervision over its administration, and one or more United States persons (as defined for federal income tax purposes) have the authority to control all of its substantial decisions.

For purposes of this summary, a “non-U.S. holder” is a beneficial owner of a Note that is:

•	a nonresident alien individual for federal income tax purposes;

•	a foreign corporation for federal income tax purposes;

•	an estate whose income is not subject to federal income tax on a net income basis; or

•
a trust if no court within the United States is able to exercise primary jurisdiction over its administration or if United States persons (as defined for federal income tax purposes) do not have the authority to control all of its substantial decisions.

An individual may, subject to certain exceptions, be deemed to be a resident of the United States for federal income tax purposes by reason of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three year period ending in the current calendar year (counting for those purposes all of the days present in the current year, one third of the days present in the immediately preceding year, and one sixth of the days present in the second preceding year).

This summary is based on interpretations of the Code, regulations issued thereunder, and rulings and decisions currently in effect (or in some cases proposed), all of which are subject to change. Any of those changes may be applied retroactively and may adversely affect the federal income tax consequences described herein. This summary addresses only holders that purchase Notes at initial issuance, and own Notes as capital assets and not as part of a “straddle,” “hedge,” “synthetic security,” or “conversion transaction” for federal income tax purposes or as part of some other integrated investment. This summary does not discuss all of the tax consequences that may be relevant to particular investors or to investors subject to special treatment under the federal income tax laws (such as banks, thrifts or other financial institutions; insurance companies; securities dealers or brokers, or traders in securities electing mark-to-market treatment; regulated investment companies or real estate investment trusts; small business investment companies; S corporations; investors that hold their Notes through a partnership or other entity treated as a partnership for federal tax purposes; investors whose functional currency is not the U.S. dollar; certain former citizens or residents of the United States; persons subject to the alternative minimum tax; retirement plans or other tax-exempt entities, or persons holding the Notes in tax-deferred or tax-advantaged accounts; or “controlled foreign corporations” or “passive foreign investment companies” for federal income tax purposes). This summary also does not address the tax consequences to shareholders, or other equity holders in, or beneficiaries of, a holder, or any state, local or foreign tax consequences of the purchase, ownership or disposition of the Notes.

Accordingly, prospective investors are urged to consult their tax advisors with respect to the federal, state and local tax consequences of investing in the Notes, as well as any consequences arising under the laws of any other taxing jurisdiction to which they may be subject.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

In General

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for federal income tax purposes of securities with terms that are substantially the same as those of the Notes. Accordingly, the proper U.S. federal income tax treatment of the Notes is uncertain. Under one approach, the Notes would be treated as pre~~-~~paid cash-settled forward contracts with respect to the Index. The Issuer intends to treat the Notes consistent with this approach, and pursuant to the terms of the Notes, you agree to treat the Notes consistent with this approach. Except as otherwise provided in “—Alternative Characterizations and Treatments,” the balance of this summary assumes that the Notes are so treated.

Federal Income Tax Treatment of U.S. Holders

Upon the receipt of cash at maturity of a Note or upon the sale, exchange or other disposition of a Note in a taxable transaction, a U.S. holder generally will recognize gain or loss equal to the difference between the amount realized at maturity or upon the sale, exchange or other disposition and the U.S. holder’s tax basis in the Note. A U.S. holder’s tax basis in a Note will generally be equal to the U.S. holder’s cost for the Note. Any such gain or loss generally will constitute capital gain or loss, and if held for more than a year at the time of maturity, sale, exchange or other disposition, generally should be long-term capital gain or loss. Long-term capital gains of non-corporate taxpayers are generally eligible for reduced rates of taxation. The ability of U.S. holders to use capital losses to offset ordinary income is limited.

Alternative Characterizations and Treatments

Although the Issuer intends to treat each Note as a pre-paid cash-settled forward contract as described above, there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization of securities with terms that are substantially the same as those of the Notes, and therefore the Notes could be subject to some other characterization or treatment for federal income tax purposes. For example, each Note could be treated as a “contingent payment debt instrument” for federal income tax purposes. In this event, a U.S. holder would be required to accrue original issue discount income, subject to adjustments, at the “comparable yield” of the Notes and any gain recognized with respect to the Note generally would be treated as ordinary income. Prospective investors should consult their tax advisors as to the federal income tax consequences to them if the Notes are treated as debt instruments for federal income tax purposes.

In addition, certain proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain “notional principal contracts.” The preamble to the proposed regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts and requires current accrual of income for some contracts already in existence. While the proposed regulations do not apply to pre-paid forward contracts, the preamble to the proposed regulations indicates that similar timing issues exist in the case of pre-paid forward contracts. If the IRS or the U.S. Treasury Department publishes future guidance requiring current economic accrual for contingent payments on pre-paid forward contracts, it is possible that a U.S. holder could be required to accrue income over the term of the Notes.

Other alternative federal income tax characterizations or treatments of the Notes are possible, and if applied could also affect the timing and the character of the income, gain, or loss with respect to the Notes.

Prospective investors in the Notes should consult their tax advisors as to the tax consequences to them of purchasing Notes, including any alternative characterizations and treatments.

Federal Income Tax Treatment of Non-U.S. Holders

A non-U.S. holder that is not subject to U.S. federal income tax as a result of any direct or indirect connection to the United States other than its ownership of a Note should not be subject to U.S. federal income or withholding tax in respect of the Notes so long as (1) the non-U.S. holder provides an appropriate statement, signed under penalties of perjury, identifying the non-U.S. holder and stating, among other things, that the non-U.S. holder is not a United States person (as defined for federal income tax purposes), (2) the non-U.S. holder is not a bank that has purchased the Notes in the ordinary course of its trade or business of making loans, as described in section 881(c)(3)(A) of the Code, (3) the non-U.S. holder is not a “10-percent shareholder” within the meaning of section 871(h)(3)(B) of the Code or a “related controlled foreign corporation” within the meaning of section 881(c)(3)(C) of the Code with respect to us, and (4) the Index actively traded within the meaning of section 871(h)(4)(C)(v) of the Code. Unless the applicable pricing supplement indicates otherwise, we expect that the Index will be treated as actively traded within the meaning of section 871(h)(4)(C)(v)(I) of the Code.

If any of these conditions are not met, a 30% withholding tax may apply to payments on the Notes, unless an income tax treaty reduces or eliminates such tax or the income is effectively connected with the conduct of a trade or business within the United States by such non-U.S. holder. In the latter case, such non-U.S. holder should be subject to U.S. federal income tax with respect to all income from the Notes at regular rates applicable to U.S. taxpayers, and, for a foreign corporation, possibly branch profits tax, unless an applicable treaty reduces or eliminates such tax.

In general, the gain realized on the maturity, sale, exchange or other disposition of the Notes by a non-U.S. holder should not be subject to U.S. federal income tax unless the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States, in which case the non-U.S. holder will generally be subject to U.S. federal income tax on any income or gain in respect of the Note at the regular rates applicable to U.S. taxpayers, and, for a foreign corporation, possibly branch profits tax, unless an applicable treaty reduces or eliminates such tax, or the non-U.S. holder is an individual that is present in the United States for 183 days or more in the taxable year of the maturity, sale, exchange or other disposition and certain other conditions are satisfied, in which case the non-U.S. holder will generally be subject to tax at a rate of 30% on the amount by which the non-U.S. holder's capital gains derived from the maturity, sale, exchange, retirement or other disposition of the Notes and other assets that are from U.S. sources exceed capital losses allocable to U.S. sources.

Information Reporting and Backup Withholding

Distributions made on the Notes and proceeds from the sale of Notes to or through certain brokers may be subject to a “backup” withholding tax on “reportable payments” unless, in general, the holder of Notes complies with certain procedures or is an exempt recipient. Any amounts so withheld from distributions on the Notes generally would be refunded by the IRS or allowed as a credit against the holder of Notes federal income tax, provided the holder of Notes makes a timely filing of an appropriate tax return or refund claim.

Reports will be made to the IRS and to holder of Notes that are not exempt from the reporting requirements.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds from the sale of the Notes for general corporate purposes and in part for hedging by us or one or more of our subsidiaries (including BSIL) of our obligations under the Notes by the purchase and sale of exchange-traded and over-the-counter options on, or other derivative or synthetic instruments related to, the Index, individual stocks included in the Index, futures contracts on the Index and/or options on such futures contracts. At various times after the initial offering and before the maturity of the Notes, depending on market conditions (including the value of the Index), in connection with hedging with respect to the Notes, we expect that we and/or one or more of our subsidiaries will increase or decrease those initial hedging positions using dynamic hedging techniques and may take long or short positions in the Index, individual stocks included in the Index, listed or over-the-counter options contracts in, or other derivative or synthetic instruments related to, the Index and such individual stocks. In addition, we or one or more of our subsidiaries may periodically purchase or otherwise acquire a long or short position in the Notes and may, in our or its discretion, hold or resell such Notes. We or one or more of our subsidiaries may also take positions in other types of appropriate financial instruments that may become available in the future. If we or one or more of our subsidiaries has a long hedge position in the Index, individual stocks included in the Index or options contracts in, or other derivative or synthetic instruments related to, the Index and such underlying stocks, then we or one or more of our subsidiaries may liquidate a portion of its holdings at or about the time of the maturity of the Notes. Depending on, among other things, future market conditions, the total amount and the composition of such positions are likely to vary over time. We will not be able to ascertain our profits or losses from any hedging position until such position is closed out and any offsetting position or positions are taken into account. Although we have no reason to believe that such hedging activity will have a material effect on the price of such options, stocks, futures contracts or options on futures contracts or on the value of the Index, we cannot guarantee that we and one or more of our subsidiaries will not affect such prices or value as a result of its hedging activities. You should also refer to “Use of Proceeds” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION

Subject to the terms and conditions set forth in the Distribution Agreement dated as of August 16, 2006, as amended, we have agreed to sell to Bear Stearns, as principal, and Bear Stearns has agreed to purchase from us, the aggregate principal amount of Notes set forth opposite its name below.

Agent	Principal Amount of Notes
Bear, Stearns & Co. Inc.	$[__]
Total	$[__]

Bear Stearns intends to initially offer $[__] of the Notes to the public at the offering price set forth on the cover page of this pricing supplement, and to subsequently resell the remaining face amount of the Notes at prices related to the prevailing market prices at the time of resale. In the future, Bear Stearns may repurchase and resell the Notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. We will offer the Notes to Bear Stearns at a discount of [__]% of the price at which the Notes are offered to the public. Bear Stearns may reallow a discount to other agents not in excess of [__]% of the public offering price.

In order to facilitate the offering of the Notes, we may grant Bear Stearns an option, exercisable for 30 days from the date of this pricing supplement, to purchase from us up to an additional $[__] of Notes at the public offering price set forth on the cover page of this pricing supplement to cover any over-allotments. If this option is exercised, in whole or in part, subject to certain conditions, Bear Stearns will become obligated to purchase from us and we will be obligated to sell to Bear Stearns an amount of the Notes equal to the amount of the over-allotment exercised.

Payment of the purchase price shall be made in funds that are immediately available in New York City.

The agents may be deemed to be “underwriters” within the meaning of the Securities Act. We have agreed to indemnify the agents against or to make contributions relating to certain civil liabilities, including liabilities under the Securities Act. We have agreed to reimburse the agents for certain expenses.

The Notes are a new issue of securities with no established trading market. The Notes will not be listed on any securities exchange and we do not expect a trading market to develop. Bear Stearns has advised us that, following completion of the offering of the Notes, it intends under ordinary market conditions to indicate prices for the Notes on request, although it is under no obligation to do so and may discontinue any market-making activities at any time without notice. Accordingly, no guarantees can be given as to whether an active trading market for the Notes will develop or, if such a trading market develops, as to the liquidity of such trading market. We cannot guarantee that bids for outstanding Notes will be made in the future, nor can we predict the price at which any such bids will be made. The Notes will cease trading as of the close of business on the Maturity Date.

Because Bear Stearns is our wholly-owned subsidiary, each distribution of the Notes will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules.

CERTAIN ERISA CONSIDERATIONS

Section 4975 of the Code prohibits the borrowing of money, the sale of property and certain other transactions involving the assets of plans that are qualified under the Code ("Qualified Plans") or individual retirement accounts ("IRAs") and persons who have certain specified relationships to them. Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), prohibits similar transactions involving employee benefit plans that are subject to ERISA ("ERISA Plans"). Qualified Plans, IRAs and ERISA Plans are referred to as "Plans."

Persons who have such specified relationships are referred to as "parties in interest" under ERISA and as "disqualified persons" under the Code. "Parties in interest" and "disqualified persons" encompass a wide range of persons, including any fiduciary (for example, investment manager, trustee or custodian) of a Plan, any person providing services (for example, a broker) to a Plan, the Plan sponsor, an employee organization any of whose members are covered by the Plan, and certain persons related to or affiliated with any of the foregoing.

The purchase and/or holding of securities by a Plan with respect to which we, Bear Stearns and/or certain of our affiliates is a fiduciary and/or a service provider (or otherwise is a "party in interest" or "disqualified person") would constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless such securities are acquired or held pursuant to and in accordance with an applicable statutory or administrative exemption. Each of us and Bear Stearns is considered a "disqualified person" under the Code or "party in interest" under ERISA with respect to many Plans, although neither we nor Bear Stearns can be a "party in interest" to any IRA other than certain employer−sponsored IRAs, as only employer−sponsored IRAs are covered by ERISA.

Applicable administrative exemptions may include certain prohibited transaction class exemptions (for example, Prohibited Transaction Class Exemption ("PTCE") 84−14 relating to qualified professional asset managers, PTCE 96−23 relating to certain in−house asset managers, PTCE 91−38 relating to bank collective investment funds, PTCE 90−1 relating to insurance company separate accounts and PTCE 95−60 relating to insurance company general accounts).

It should also be noted that the recently enacted Pension Protection Act of 2006 contains a new statutory exemption from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code for transactions involving certain parties in interest or disqualified persons who are such merely because they are a service provider to a Plan, or because they are related to a service provider. Generally, the new exemption would be applicable if the party to the transaction with the Plan is a party in interest or a disqualified person to the Plan but is not (i) an employer, (ii) a fiduciary who has or exercises any discretionary authority or control with respect to the investment of the Plan assets involved in the transaction, (iii) a fiduciary who renders investment advice (within the meaning of ERISA and Section 4975 of the Code) with respect to those assets, or (iv) an affiliate of (i), (ii) or (iii). Any Plan fiduciary relying on this new statutory exemption (Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code) and purchasing securities on behalf of a Plan will be deemed to represent that (x) the fiduciary has made a good faith determination that the Plan is paying no more than, and is receiving no less than, adequate consideration in connection with the transaction and (y) neither we, Bear Stearns nor any of our affiliates directly or indirectly exercises any discretionary authority or control or renders investment advice (as defined above) with respect to the assets of the Plan which such fiduciary is using to purchase the Notes, both of which are necessary preconditions to utilizing this new exemption. Any purchaser that is a Plan is encouraged to consult with counsel regarding the application of the new exemption.

A fiduciary who causes a Plan to engage, directly or indirectly, in a non−exempt prohibited transaction may be subject to a penalty under ERISA, and may be liable for any losses to the Plan resulting from such transaction. Code Section 4975 generally imposes an excise tax on disqualified persons who engage, directly or indirectly, in non−exempt transactions with the assets of Plans subject to such Section. If an IRA engages in a prohibited transaction, the assets of the IRA are deemed to have been distributed to the IRA beneficiaries.

In accordance with ERISA’s general fiduciary requirements, a fiduciary with respect to any ERISA Plan who is considering the purchase of securities on behalf of such plan should consider the foregoing information and the information set forth in the applicable prospectus supplement and any applicable pricing supplement, and should determine whether such purchase is permitted under the governing plan document and is prudent and appropriate for the ERISA Plan in view of its overall investment policy and the composition and diversification of its portfolio. Fiduciaries of Plans established with, or for which services are provided by, us, Bear Stearns and/or certain of our affiliates should consult with counsel before making any acquisition. Each purchaser of any securities, the assets of which constitute the assets of one or more Plans, and each fiduciary that directs such purchaser with respect to the purchase or holding of such securities, will be deemed to represent that the purchase, holding and disposition of the securities does not and will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

Certain employee benefit plans, such as governmental plans (as defined in Section 3(32) of ERISA) and, if no election has been made under Section 410(d) of the Code, church plans (as defined in Section 3(33) of ERISA), are not subject to Section 406 of ERISA or Section 4975 of the Code. However, such plans may be subject to the provisions of applicable federal, state or local law ("Similar Law") similar to the foregoing provisions of ERISA or the Code. Fiduciaries of such plans ("Similar Law Plans") should consider applicable Similar Law when investing in the securities. Each fiduciary of a Similar Law Plan will be deemed to represent that the Similar Law Plan’s acquisition and holding of the securities will not result in a non−exempt violation of applicable Similar Law.

The sale of any security to a Plan or a Similar Law Plan is in no respect a representation by us or any of our affiliates that such an investment meets all relevant legal requirements with respect to investments by Plans or Similar Law Plans generally or any particular Plan or Similar Law Plan, or that such an investment is appropriate for a Plan or a Similar Law Plan generally or any particular Plan or Similar Law Plan.

LEGAL MATTERS

The validity of the Notes will be passed upon for us by Cadwalader, Wickersham & Taft LLP, New York, New York.

You should only rely on the information contained in this pricing supplement and the accompanying prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this pricing supplement or the accompanying prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities, and these documents are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted. You should not under any circumstances assume that the information in this pricing supplement, the accompanying prospectus supplement and prospectus is correct on any date after their respective dates.

_______________
TABLE OF CONTENTS

Pricing Supplement

The Bear Stearns
Companies Inc.

$[__]

Medium-Term Notes, Series B

Accelerated Market
Participation Securities

Linked to the ISE-CCM Homeland Security Index
Due May [__], 2008

______________________

PRICING SUPPLEMENT
______________________

Bear, Stearns & Co. Inc.

November [__], 2006

Page
Summary	PS-2
Key Terms	PS-4
Questions and Answers	PS-5
Risk Factors	PS-9
Description of the Notes	PS-16
Certain U.S. Federal Income Tax Considerations	PS-33
Use of Proceeds and Hedging	PS-35
Supplemental Plan of Distribution	PS-36
Certain ERISA Considerations	PS-37
Legal Matters	PS-38

Prospectus Supplement
Risk Factors	S-3
Pricing Supplement	S-8
Description of Notes	S-8
Certain US Federal Income Tax Considerations	S-32
Supplemental Plan of Distribution	S-46
Listing	S-47
Validity of the Notes	S-47
Glossary	S-47

Prospectus
Where You Can Find More Information	1
The Bear Stearns Companies Inc.	2
Use of Proceeds	4
Description of Debt Securities	4
Description of Warrants	16
Description of Preferred Stock	21
Description of Depositary Shares	25
Description of Depository Contracts	28
Description of Units	31
Book-Entry Procedures and Settlement	33
Limitations on Issuance of Bearer Debt Securities and Bearer Warrants	43
Plan of Distribution	44
ERISA Considerations	48
Legal Matters	49
Experts	49